Exhibit 11.4

Consent of Financial Advisor

We hereby consent to the inclusion in the Proxy Statement / Offering Circular, which constitutes a part of this Offering Statement on Form 1-A of Royal Bancshares, Inc., of our opinion dated November 9, 2015 regarding the fairness of the merger from a financial point of view.

We also consent to the reference to us under the heading “Experts” in the Proxy Statement / Offering Circular that constitutes a part of such Offering Statement on Form 1-A.

/s/ Sheshunoff & Co. Investment Banking, L.P.
Sheshunoff & Co. Investment Banking, L.P.

Austin, Texas

April 22, 2016